Exhibit 4.17

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on September 4, 2019, in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:                        Beijing So-Young Wanwei Technology Consulting Co., Ltd.

Address:                         Room 1201, 12th Floor, Building 8, No.34, Chuangyuan Road, Chaoyang District Beijing

Party B:                        Beijing Chiyan Medical Beauty Consulting Co., Ltd.

Address:                         Room 801, 8th Floor Building 8, No.34, Chuangyuan Road, Chaoyang District Beijing

In this Agreement, each of Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas,

1.                 Party A is a wholly foreign-owned enterprise established in China, and has sufficient capacity, experience and resources for the R&D of economic and trade consulting; business management consulting; investment consulting; computer software and hardware and network technology development, technology transfer, technical consultation, technical services, technology promotion; organization of cultural and artistic exchange activities (except for performance agencies); corporate image planning; conference services; wholesale of hardware, power supply (excluding electric bicycles), electronic products, daily necessities, machinery and equipment, construction materials (excluding steel products) and for providing technical development, technical services and consultation in relation to network technology development;

2.                 Party B is a company established in China with exclusive domestic capital and as registered with the relevant PRC government authorities, is permitted to engage in Economic and trade consulting; health management (except for approved medical activities); business management consulting; hospital management (except for approved medical activities); medical research (except for approved medical activities); technology promotion service; advertising design, production and agency; organization of culture and art interchange activity(except for performance); market search; exhibition; conference services translation services; corporate planning; technology consulting, technology promotion and  technology services; Internet information services. The businesses conducted by Party B currently and at any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.                 Party A is willing to provide Party B with technical development, technical support, management consultation and other related services on an exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, team, and resources, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.                 Services Provided by Party A

1.1                  Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive technical support, consulting services and other related services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the following:

(1)                    Licensing Party B to use the technology and software legally owned by Party A in relation to the Principal Business;

(2)                    Design, development, maintenance and updating of technologies necessary for Party B’s Principal Business, and provision of related technical consultation and technical services;

(3)                    Design, installation, daily management, maintenance and updating of network systems and related database;

(4)                    Technical support and training for employees of Party B;

(5)                    Assisting Party B in collection and research of technology and market information (excluding market research business that wholly foreign- owned enterprises are restricted from conducting under PRC law);

(6)                    Providing business and management consultation for Party B;

(7)                    Providing marketing and promotional services for Party B;

(8)                    Development and testing of new products;

(9)                    Leasing of equipments or properties; and

(10)             Other related services requested by Party B from time to time to the extent permitted under PRC law.

1.2                  Party B agrees to accept all the services provided by Party A. The Parties agree that Party A may appoint or designate its affiliates or other qualified parties to provide Party B with the services under this Agreement (the parties designated by Party A may enter into certain agreements described in Section 1.3 with Party B). Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish same or similar corporation relationships with any third party regarding the matters contemplated by this Agreement.

1.3                  Service Providing Methodology

1.3.1                     Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, methods, personnel, and fees for the specific services.

1.3.2                     To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property lease agreements with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the business needs of Party B.

1.3.3                     Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

2.                 The Calculation and Payment of the Service Fees

2.1                  The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1                     In consideration for the services provided by Party A hereunder, Party B shall pay a service fee to Party A on annual basis (or at any time agreed by the Parties). The service fees for each year or for any other period agreed by the Parties) shall consist of a management fee and a fee for services provided, which shall be reasonably determined by Party A based on the following factors. Party A may provide separate confirmation letter and/or invoice to Party B to indicate the amount of service fees due for each service period; or the amount of services fees may be as set forth in the relevant contracts separately executed by the Parties.

(1)                     Complexity and difficulty of the services provided by Party A;

(2)                     Seniority of and time consumed by the employees of Party A providing the services;

(3)                     Specific contents, scope and value of the services provided by Party A;

(4)                     Market price of the same type of services;

(5)                     Operation conditions of Party B.

2.1.2                     If Party A transfers or licenses technology to Party B, develops software or other technology as entrusted by Party B, or leases equipments or properties to Party B, the technology transfer price, license price, development fees or rent shall be determined by the Parties separately based on the actual situations and/or set forth in the relevant contracts separately executed by the Parties.

3.                 Intellectual Property Rights and Confidentiality Clauses

3.1                  Party A shall have sole, exclusive and complete ownership, rights and interests in any and all intellectual properties or intangible assets arising out of or created or developed during the performance of this Agreement by both Parties, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others (to the extent not prohibited by the PRC laws). Unless expressly authorized by Party A, Party B is not entitled to any rights or interests in any intellectual property rights of Party A which are used by Party A in providing the services pursuant to this Agreement. To ensure Party A’s rights under this Section, where necessary, Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion, for the purposes of vesting the ownership, right or interest of any such intellectual property rights and intangible assets in Party A, and/or perfecting the protections of any such intellectual property rights and intangible assets for Party A (including registering such intellectual property rights and intangible assets under Party A’s name).

3.2                  The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.                 Representations and Warranties

4.1                  Party A hereby represents, warrants and covenants as follows:

4.1.1                     Party A is a wholly foreign-owned enterprise legally established and validly existing in accordance with the laws of China; Party A or the service providers designated by Party A will obtain all government permits and licenses necessary for providing the service under this Agreement (if required) before providing such services.

4.1.2                     Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement, Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3                     This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2                  Party B hereby represents, warrants and covenants as follows:

4.2.1                     Party B is a company legally established and validly existing in accordance with the laws of China and has obtained and will maintain all permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2                     Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3                     This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

5.                 Term of Agreement

5.1                  This Agreement shall become effective upon execution by the Parties. Unless earlier terminated in accordance with the provisions of this Agreement or other agreements separately executed between the Parties, the term of this Agreement shall be thirty (30) years. Unless agreed by Party A in writing before the expiration of the term that this Agreement shall terminate upon expiration of its term, the term of this Agreement shall automatically be extended for another thirty (30) years upon expiration date.

5.2                  During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof and endeavor to obtain the approval of, and complete registration with, the competent authorities for such renewal, so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved by the competent government authorities.

5.3                  The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.                 Governing Law and Resolution of Disputes

6.1                  The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2                  In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the Beijing Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time. The place of the hearing of the arbitration shall be Beijing. The arbitration award shall be final and binding on both Parties.

6.3                  Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.                 Breach of Agreement and Indemnification

7.1                  If Party B materially breaches any provision under this Agreement, or foils to perform, performs incompletely or delays to perform any obligation under this Agreement, it shall constitute a breach under this Agreement on the part of Party B. Party A is entitled to require Party B to rectify or take remedial measures. If Party B fails to rectify or take remedial measures within ten (10) days after Party A delivers a written notice to Party B and requires for rectification (or within any other reasonable period required by Party A), Party A is entitled to, at its sole discretion, (1) terminate this Agreement and require Party B to compensate all the losses; or (2) require specific performance of the obligations of Party B under this Agreement and require Party B to compensate all the losses. This Section shall not prejudice any other rights of Party A under this Agreement.

7.2                  Unless otherwise required by the applicable laws, Party B shall not unilaterally terminate this Agreement in any event.

7.3                  Party B shall indemnify Party A and hold Party A harmless from any losses, damages, obligations or expenses caused by any lawsuit, claims or other demands raised by any third party against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, damages, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.                 Force Majeure

8.1                  In the case of any force majeure events (“Force Majeure”) such as earthquakes, typhoons, floods, fires, flu, wars, riots, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which causes the failure of either Party to perform or completely perform this Agreement or perform this Agreement on time, the Party affected by such Force Majeure shall not be liable for this. However, the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details and related documents evidencing such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2                  If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance, incomplete performance or delay of performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3                  In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

9.                 Notices

9.1                  All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1                     Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are placed at the address set forth below;

9.1.2                     Notices given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

9.1.3                     Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission to the Fax no. set forth below (as evidenced by an automatically generated confirmation of transmission). Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

9.2                  For the purpose of notices, the addresses of the Parties are as follows:

Party A:          Beijing So-Young Wanwei Technology Consulting Co., Ltd.

Address:                             Room 1201, 12th Floor, Building 8, No.34, Chuangyuan Road, Chaoyang District Beijing

Attn:               ******

Tel:                 ******

Email:            ******

Party B:         Beijing Chiyan Medical beauty Consulting Co., Ltd.

Address:                         Room 801, 8th Floor Building 8, No.34, Chuangyuan Road, Chaoyang District Beijing

Attn:               ******

Tel:                 ******

Email:            ******

9.3                  Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms of this Section.

10.          Assignment

10.1           Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2           Party B  agrees that unless expressly required by the applicable laws. Otherwise, Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.          Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.          Amendments and Supplements

Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

13.          Successors

The terms of this Agreement shall be binding on the Parties hereto and their respective successors and permitted assigns, and shall be valid with respect to the Parties and each of their successors and permitted assigns.

14.          Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy. In case of any conflicts between the Chinese version and the English Version, the Chinese version shall prevail.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Beijing So-Young Wanwei Technology Consulting Co., Ltd.

By:	/s/ JIN Xing
Name:	JIN Xing
Title:	Legal Representative

Party B: Beijing Chiyan Medical Beauty Consulting Co., Ltd.

By:	/s/ YU Tao
Name:	YU Tao
Title:	Legal Representative